[CABOT OIL & GAS CORPORATION LOGO]	NEWS RELEASE

1200 Enclave Parkway, Houston, Texas 77077 P. O. Box 4544, Houston, Texas 77210-4544 (281) 589-4600

FOR RELEASE AT 6:00 PM EST	FOR MORE INFORMATION CONTACT
February 17, 2004	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Announces 2003 Financial Results;

Record Fourth Quarter Profits

HOUSTON, February 17, 2004—Cabot Oil & Gas Corporation (NYSE:COG) today announced 2003 net income of $21.1 million, or $0.66 per share and discretionary cash flow of $266.4 million. These results compare favorably to 2002 net income of $16.1 million, or $0.51 per share, and discretionary cash flow of $178.8 million. Cash flow from operations reflected the same upward trend totaling $241.6 million in 2003 versus $164.2 million in 2002.

“Significant increases in realized commodity prices allowed Cabot to achieve record levels of cash flow for the year,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “These cash flow levels provided Cabot with the ability to reinvest significantly in the business ($188.2 million total investment) while still repaying our Revolving Credit Agreement in its entirety ($95 million), bringing debt down to $270 million.”

During 2003 Cabot’s realized price for natural gas rose 49 percent to $4.51 per Mcf while the realized price for oil gained 24 percent, to $29.55 per barrel. The higher realized prices drove the year-over-year increases in brokered natural gas activity and taxes other than income while the large capital program was instrumental in the increased exploration expense.

The Company experienced a slight decline in equivalent production between 2002 and 2003, producing 89 Bcfe for the year versus 91.1 Bcfe the year before. “From a total Company perspective, the decrease was driven primarily by the acceleration of declines in our south Louisiana CL&F related production,” commented Dinges. “After three years of very prolific production from four discoveries, the wells began declining and now account for only 25 percent of Gulf Coast production, down from 50 percent at the start of 2003.” Dinges added, “While these declines hindered growth this year in the Gulf Coast, our 2003 drilling program was able to recapture a portion of these daily volumes by year-end as evidenced by the Gulf Coast’s increase in natural gas volumes between comparable fourth quarters. Separately, the West production declined between years due primarily to the level of reinvestment in 2002 and 2003; while the East experienced a 3.3 percent production growth year-over-year on the strength of a very solid development drilling program that was expanded and will be expanded again in 2004.”

Fourth Quarter

For the December quarter, Cabot reported its best ever fourth quarter results, posting net income of $19.2 million, or $0.60 per share. This is more than double last year’s net income of $8.7 million, or $0.27 per share. Discretionary cash flow also improved between comparable quarters with $71.7 million in 2003 versus $58.1 million in 2002. However, cash flow from operations declined between comparable quarters to $35.4 million versus $55.9 million due to changes in working capital primarily driven by a decrease in accounts payable and an increase in accounts receivable. Although not as dramatic, the fourth quarter also saw higher realized prices (16 percent for natural gas and 18 percent for oil), increasing exploration expenses, more brokered activity and higher taxes other than income when compared to the fourth quarter of 2002.

Selected Items

For the year, the Company’s results reflect three types of transactions that historically were categorized as selected items: SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations” and gains or losses on the sale of properties.

Specifically, the first quarter of 2003 was impacted by the Kurten field impairment ($54.4 million after-tax) and the adoption of SFAS No. 143 ($6.8 million after-tax), both of which had the effect of reducing net income. The third quarter experienced a benefit to net income of $0.7 million after-tax related to the sale of non-strategic properties in the East. This benefit was net of a $4.4 million gain offset by a $3.7 million impairment. The fourth quarter also experienced a benefit from additional sales of non-strategic properties totaling $2.8 million after-tax. Excluding the impact of these selected items, Cabot’s net income would have been $78.5 million, or $2.45 per share, for the 2003 full-year and $16.4 million, or $0.51 per share, for the fourth quarter.

Hedging Update

The Company continued to layer in hedges covering its natural gas and oil production at increasing prices for 2004 and began to establish a position for 2005. “Five dollars an Mcf became a magic number for us,” said Dinges. “The market continued to move up and we continued our strategy of layering in attractive pricing.” Cabot has hedged an average of 152,500 Mmbtu per day of its 2004 natural gas production at a NYMEX equivalent price of $4.69 per Mmbtu (which equates to $5.06 per Mcf). Additionally, during December when the first quarter pricing spiked for 2004, the Company collared 50,000 Mmbtu per day of its natural gas production for the first quarter of 2004 based off a NYMEX equivalent price of $6.50 per Mmbtu (or $7.20 per Mcf). “These collars covered each of our regions and provided floors of $6.25 per Mmbtu in the East, $6.00 per Mmbtu in the Gulf Coast and $5.50 per Mmbtu in the Rocky Mountains,” commented Dinges. On the strength of these prices, Cabot also has swapped 70,000 Mmbtu per day of 2005 gas at a NYMEX equivalent price of $4.89 per Mmbtu (or $5.28 per Mcf).

In terms of oil, Cabot added two range swaps both for 1,000 barrels per day that phases out the price protection at $22.00 per barrel in return for an above market swap price. One trade covers 2004 and receives a swap price of $29.80 per barrel while the other covers 2005 and receives $30.05 per barrel. The natural gas hedges are basin-specific and are all listed in the Company’s guidance on its website at www.cabotog.com.

Outlook

“For 2004, we plan to invest $207 million,” said Dinges. “The regional breakdown consists of 42 percent for the Gulf Coast, 28 percent for the East, 23 percent in the West and 7 percent in Canada. The focus of this effort is to explore in the Gulf Coast and Canada, exploit our two exploration successes in the Rocky Mountains and continue the momentum in the East that gave us production and reserve growth in 2003 by planning to drill 179 wells in 2004.”

Listen in live to Cabot Oil & Gas Corporation’s full year and fourth quarter earnings discussion with financial analysts on February 18 at 9:30 AM EST (8:30 AM CST) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687 (international (706) 645-9291), passcode 5071554. A replay will be available from Wednesday, February 18 through Wednesday February 25, 2004.

The latest financial guidance, including the Company’s hedge positions, along with a replay of the webcast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid-Continent; the East and an expansion effort in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

* * *

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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CABOT OIL & GAS RESULTS — Page 5

OPERATING DATA

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Gulf Coast	7.7	7.2	29.5	30.4
West	5.8	6.3	23.8	25.3
East	4.7	4.5	18.6	18.0

Total	18.2	18.0	71.9	73.7

Crude/Condensate
Gulf Coast	564	657	2,591	2,620
West	42	52	188	216
East	7	9	27	33

Total	613	718	2,806	2,869

Natural Gas Liquids	1.0	10.0	39	40

Equivalent Production (Bcfe)	21.9	22.4	89.0	91.1

PRICES
Average Produced Gas Sales Price ($/Mcf)
Gulf Coast	$4.61	$4.28	$4.78	$3.34
West	$3.72	$3.02	$3.67	$2.39
East	$5.09	$4.32	$5.15	$3.38
Total	$4.45	$3.82	$4.51	$3.02

Crude/Condensate Price ($/Bbl)
Gulf Coast	$29.43	$25.02	$29.48	$23.69
West	$30.23	$26.89	$30.11	$25.24
East	$44.90	$24.06	$32.65	$22.09
Total	$29.65	$25.15	$29.55	$23.79

WELLS DRILLED
Gross	50	23	173	108
Net	33	16	132	72
Gross Success Rate	86%	91%	89%	93%

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CABOT OIL & GAS RESULTS — Page 6

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net Operating Revenues
Natural Gas Production	$79,715	$68,417	$322,556	$221,101
Brokered Natural Gas	21,887	18,506	95,816	58,729
Crude Oil and Condensate	15,942	15,756	81,040	67,548
Other	3,704	871	9,979	6,378

	121,248	103,550	509,391	353,756
Operating Expenses
Brokered Natural Gas Cost	19,760	16,388	86,162	53,007
Direct Operations—Field and Pipeline	14,377	14,239	50,399	50,047
Exploration	15,066	12,484	58,119	40,167
Depreciation, Depletion and Amortization (2)	26,322	26,766	104,251	105,860
Impairment of Long-Lived Assets	0	1,657	93,796	2,720
General and Administrative	6,543	7,100	25,112	28,377
Taxes Other Than Income	8,962	5,834	37,138	24,734

	91,030	84,468	454,977	304,912
Gain on Sale of Assets	4,580	49	12,173	244

Income from Operations	34,798	19,131	66,587	49,088
Interest Expense and Other	5,887	6,440	23,545	25,311

Income Before Income Taxes	28,911	12,691	43,042	23,777
Income Tax Expense	9,680	4,036	15,063	7,674

Net Income Before Cumulative Effect of Accounting Change	19,231	8,655	27,979	16,103
Cumulative Effect of Accounting Change (1)	—	—	(6,847)	—

Net Income	$19,231	$8,655	$21,132	$16,103

Net Earnings Per Share—Basic	$0.60	$0.27	$0.66	$0.51
Average Common Shares Outstanding	32,197	31,811	32,050	31,737

(1)	Cumulative effect of accounting change relates to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations.”
(2)	Includes impairment of unproved properties.

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CABOT OIL & GAS RESULTS — Page 7

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	December 31,
	2003	2002
Assets
Current Assets	$121,396	$92,162
Property, Equipment and Other Assets	902,805	978,767

Total Assets	$1,024,201	$1,070,929

Liabilities and Stockholders’ Equity
Current Liabilities	$154,701	$120,931
Long-Term Debt	270,000	365,000
Deferred Income Taxes	179,926	200,207
Other Liabilities	54,377	34,134
Stockholders’ Equity	365,197	350,657

Total Liabilities and Stockholders’ Equity	$1,024,201	$1,070,929

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Cash Flows From Operating Activities
Net Income	$19,231	$8,655	$21,132	$16,103
Cumulative Effect of Accounting Change	—	—	6,847	—
Impairment of Long-Lived Assets	—	1,657	93,796	2,720
Income Charges Not Requiring Cash	29,686	29,869	108,483	112,124
Gain on Sale of Assets	(4,580)	(49)	(12,173)	(244)
Deferred Income Taxes	12,339	5,439	(9,837)	7,882
Changes in Assets and Liabilities	(36,362)	(2,154)	(24,729)	(14,570)
Exploration Expense	15,066	12,484	58,119	40,167

Net Cash Provided by Operations	35,380	55,901	241,638	164,182

Cash Flows From Investing Activities
Capital Expenditures	(36,633)	(16,540)	(122,018)	(103,189)
Proceeds from Sale of Assets	10,100	1,017	28,281	4,688
Restricted Cash	15,761	0	0	0
Exploration Expense	(15,066)	(12,484)	(58,119)	(40,167)

Net Cash Used by Investing	(25,838)	(28,007)	(151,856)	(138,668)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	877	311	6,728	3,461
Decrease in Short-Term Borrowings	(12,345)	(27,746)	(92,345)	(25,746)
Dividends Paid	(1,288)	(1,271)	(5,043)	(5,079)

Net Cash Used by Financing	(12,756)	(28,706)	(90,660)	(27,364)

Net Decrease in Cash and Cash Equivalents	$(3,214)	$(812)	$(878)	$(1,850)

CABOT OIL & GAS RESULTS — Page 8

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
As Reported—Net Income	$19,231	$8,655	$21,132	$16,103
Reversal of Selected Items, Net of Tax:
Retirement of Executive Officer	—	—	—	2,205
Revision of Tax Basis on Acquisition	—	—	—	(790)
Impairment of Long-Lived Assets	—	1,026	58,060	1,684
Gain on Sale of Assets	(2,835)	(30)	(7,535)	(151)
Cumulative Effect of Accounting Change	—	—	6,847	—

Net Income Including Reversal of Selected Items	$16,396	$9,651	$78,504	$19,051

As Reported—Net Earnings Per Share	$0.60	$0.27	$0.66	$0.51
Per Share Impact of Reversing Selected Items	(0.09)	0.03	1.79	0.09

Net Earnings Per Share Including Reversal of Selected Items	$0.51	$0.30	$2.45	$0.60

Average Common Shares Outstanding	32,197	31,811	32,050	31,737

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Discretionary Cash Flow
As Reported—Net Income	$19,231	$8,655	$21,132	$16,103
Plus:
Cumulative Effect of Accounting Change	—	—	6,847	—
Impairment of Long-Lived Assets	—	1,657	93,796	2,720
Income Charges Not Requiring Cash	29,686	29,869	108,483	112,124
Gain on Sale of Assets	(4,580)	(49)	(12,173)	(244)
Deferred Income Taxes	12,339	5,439	(9,837)	7,882
Exploration Expense	15,066	12,484	58,119	40,167

Discretionary Cash Flow	$71,742	$58,055	$266,367	$178,752
Plus: Changes in Assets and Liabilities	(36,362)	(2,154)	(24,729)	(14,570)

Net Cash Provided by Operations	$35,380	$55,901	$241,638	$164,182